                                                                    Exhibit 2(b)

                            ASSET PURCHASE AGREEMENT
                            ------------------------


                  THIS AGREEMENT, made as of the 9 day of November, 1998, by and among KEITHLEY INSTRUMENTS INC., an Ohio corporation ("Seller"), and KLA-TENCOR CORPORATION, a Delaware corporation ("Buyer"),


                                   WITNESSETH:
                                   -----------

                  WHEREAS, Buyer desires to acquire certain assets and business of Seller's Quantox product line (the "Product Line") as a going concern and Seller desires to sell such assets and business to Buyer;

                  NOW, THEREFORE, in consideration of the promises, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the mutual receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:


                                    ARTICLE I
                                    ---------

                             SALE OF ASSETS TO BUYER
                             -----------------------

                  SECTION 1.1. DESCRIPTION OF ASSETS. At the Closing (as defined in Section 6.1) Seller shall convey, transfer, assign and deliver to Buyer, and Buyer shall acquire from Seller, all right, title and interest of Seller in and to the following assets and properties of Seller relating to the Product Line as the same exist at 11:59 p.m. October 31, 1998, with such additions thereto or dispositions thereof prior to 11:59 p.m. October 31, 1998 (the "Effective Time") as are permitted under the terms of this Agreement:

                  (a) the inventory, raw materials, work in process and finished goods related to the Product Line and listed on SCHEDULE 1.1(a);

                  (b) the fixed assets, machinery and equipment, tools, dies, molds used by Seller in the production of the Product Line listed on
         SCHEDULE 1.1(b);

                  (c) patents, trademarks, names, trade names, marks, symbols, service marks, logos, copyrights, together with applications therefor, registrations of and licenses in respect of any of the foregoing and drawings, specifications, formulae, processes, know-how, software, technology, trade secrets, customer lists and proprietary rights, computer tapes and records and other confidential or proprietary information and data relating exclusively to the Product Line and listed on SCHEDULE 1.1(c), goodwill associated with such intellectual property, remedies against infringements thereof and rights to protection of interest therein;

                  (d) rights and benefits under all contracts, indentures, instruments, guarantees and security interests and other agreements including customer orders, and supplier purchase orders relating exclusively to the operation of the Product Line, including without limitation, those listed on SCHEDULE 1.1(d) excluding, however, sales representative and distributor agreements, and nondisclosure and confidentiality agreements (the "Transferred Contracts");

                  (e) advertising and promotional materials, marketing materials, books, business records, financial records, goodwill, files, customer lists, papers, lists, correspondence, personnel and employee records and publications reports, studies and equipment repair, maintenance or service records relating exclusively to the Product Line including those listed on SCHEDULE 1.1(e);

                  (f) purchase order, lease and other deposits and prepayments relating to the Product Line and listed on SCHEDULE 1.1(f);

                  (g) all licenses, permits, authorizations, orders, registrations, certificates, variances, approvals, consents and franchises held by Seller relating to the ownership and use of the Properties (as hereinafter defined) and the conduct of the Product Line's business as it has been conducted by Seller listed on SCHEDULE 1.1(g); and

                  (h) all goodwill associated with the Product Line;

provided, however, that there shall be excluded from the assets and properties to be conveyed, transferred, assigned and delivered to Buyer under this Agreement any assets or properties of Seller that are not listed on the foregoing schedules and not a part of the Product Line, including, without limitation, the following:

                  (s) items listed on Schedule 1.1(s);

                  (t) all accounts receivable in existence and outstanding as of the Effective Time;

                  (u) all tax returns and supporting schedules of Seller;

                  (v) all cash, savings deposits and other bank accounts, certificates of deposit, and checks and drafts of others received but not yet collected, in each case determined as of the Closing;

                  (w) any and all rights which accrue or will accrue to Seller under this Agreement;

                  (x) all rights under any employee benefit, profit sharing, pension or other similar plan;

                  (y) all rights of any nature in and to the name "Keithley" or "Keithley Instruments" and all trademarks other than those listed on
         SCHEDULE 1.1(c) and all variations thereof, all logos and designs relating thereto, and all variations thereof; and all supplies that bear any such name, variation, logos or designs, including letterhead, invoices and packaging materials; and

                  (z) any and all assets used in connection with the business of the Product Line and other businesses of Seller which are not described in subparagraphs (a) through (h) above.

All of the assets and properties to be conveyed, transferred, assigned and delivered to Buyer pursuant to this Section 1.1 are hereinafter collectively referred to as the "Properties." Buyer is not purchasing hereunder any assets, properties, business, contracts or other agreements of Seller other than the Properties.

                                   ARTICLE II
                                   ----------

                        PURCHASE PRICE AND ASSUMPTION OF
                        --------------------------------
                                   LIABILITIES
                                   -----------

                  Section 2.1.      Purchase Price.
                  ------------      ---------------

                  (a) Upon the terms and subject to the conditions contained in this Agreement, and in consideration for the sale, conveyance, transfer, assignment and delivery of the Properties, Buyer, at the Closing, shall pay to Seller an amount equal to the Purchase Price (as hereinafter defined). "Purchase Price" means the amount of Nine Million One Hundred Forty Seven Thousand Dollars ($9,147,000).

                  (b) $200,000 of the Purchase Price (the "Escrowed Funds") shall be paid into escrow to be held pursuant to the escrow agreement attached hereto as EXHIBIT 2.1(b) (the "Escrow Agreement") to be paid to Buyer or Seller, as the case may be, pursuant to Section 2.1(b). During the time that Seller is providing Transition Services (as defined in Section 5.7) to Buyer, Seller and Buyer shall jointly maintain an accounting of all purchases of inventory (including raw materials) by or on behalf of Buyer in connection with the Product Line and all shipments of inventory (including raw materials, work in progress and finished goods) to Seller or Seller's customers in connection with the Product Line. Within ten days after termination of the Transition Services, Seller and Buyer shall jointly prepare a statement (the "Transfer Statement") showing the difference between: (i) $2,080,000; and (ii) the net of all inventory purchased and all inventory shipped to Buyer or Buyer's customers in connection with the Product Line. Such difference shall be the "Transfer Balance." If the Transfer Balance is a positive number, that amount shall be paid out of the Escrow Funds to Buyer. Any amounts remaining in the Escrow Funds in excess of the Transfer Balance shall be paid to Seller. If the Transfer Balance is zero, or is a negative number, the Escrow Funds shall be paid to Seller. Buyer and Seller shall prepare, execute and deliver escrow instructions to the escrow agent pursuant to the Escrow Agreement effectuating the foregoing provision.

                  (c) The remainder of the payments required under this Section
2.1 shall be made by wire transfer in immediately available funds.

                  Section 2.2.      Assumption of Certain Liabilities.
                  ------------      ----------------------------------

                  (a) In addition to the Purchase Price payable under Section 2.1, and as additional consideration for the Properties, Buyer shall assume, by appropriate instrument or instruments executed and delivered at the Closing, the liabilities set forth on Schedule 2.2 (the "Assumed Liabilities"), and

                  (b) Except as expressly provided otherwise in Section 2.2(a), all liabilities and obligations of Seller (or any shareholder or affiliate thereof) shall remain its liabilities and obligations, and Buyer does not and shall not, by the execution, delivery or performance of this Agreement, the exercise of any rights with respect to the Properties or any other action, assume, become responsible for, incur or succeed to any liability or obligation of any nature of Seller (or any shareholder or affiliate thereof), matured or unmatured, liquidated or unliquidated, fixed or contingent, or known or unknown, and whether arising out of occurrences prior to, at or after the date hereof, including, but not limited to any liability of the Seller for Taxes.

                  SECTION 2.3. ALLOCATION OF PURCHASE PRICE. Buyer and Seller agree that the allocation of the Purchase Price attached as SCHEDULE 2.3 shall be made and reported on required tax returns by each of the parties hereto.

                  SECTION 2.5. TRANSFER TAX. Any sales, use, excise, ad valorem or any other similar taxes resulting from the sale of the Properties pursuant to this Agreement shall be the responsibility of

Buyer and Buyer shall indemnify Seller against any such taxes wherever assessed. Any personal property taxes relating to the properties attributable on a pro rata basis to the portion of any taxable period ending on the Effective Date shall be the responsibility of Seller. Any personal property taxes relating to the Properties attributable on a pro rata basis to the portion of any taxable period occurring after the Closing Date shall be the responsibility of Buyer.


                                   ARTICLE III
                                   -----------

                    REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------

                  SECTION 3.1. Seller represents and warrants to Buyer that:

                  (a) CORPORATE STATUS. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, with full corporate power and authority to own its properties and assets and carry on its businesses as and where now owned or conducted. A complete and accurate copy of Seller's Articles of Incorporation and Code of Regulations as in effect at the date hereof, are attached hereto as SCHEDULE 3.1(a).

                  (b) FINANCIAL STATEMENTS. Seller has heretofore delivered to Buyer the following financial statements for the Product Line which are attached hereto as SCHEDULE 3.1(b): summary of net assets as at June 30, 1998 and September 30, 1998 (the "Net Asset Summary") and related statements of income for the fiscal years ended September 30, 1997 and September 30, 1998 and the nine months ended June 30, 1998 (the "Income Statements"), (said Net Asset Summary and Income Statements, collectively the "Financial Statements"). The Financial Statements were prepared in accordance with generally accepted accounting principles, and present the financial condition of the Product Line in accordance with Seller's historic accounting practices, consistently applied, and in accordance with good business practices.

                  (c) ABSENCE OF UNDISCLOSED LIABILITIES. There is no liability or obligation relating to the Properties or the Product Line, absolute or contingent, liquidated or unliquidated, other than (i) those set forth on the Net Asset Summary and not discharged or paid since such date, (ii) those incurred in or as a result of the conduct of the business of Seller since the date of the Net Asset Summary which were incurred in the usual and ordinary course of business consistent with past practice and are not inconsistent with the representations, warranties and agreements of Seller set forth in this Agreement, (iii) executory obligations to be performed after the date hereof under contracts and commitments expressly referred to in this Agreement or in any Schedule hereto or which are not required to be disclosed by Section 3.1(g) hereof; and (iv) the Assumed Liabilities.

                  (d) PROPERTY. Seller now has, and by virtue of the deliveries at the Closing Buyer will obtain, good and valid title to the tangible personal property included in the Properties, free and clear of all claims (including insurance claims), liens (relating to Taxes or otherwise), encumbrances, security interests, equities, charges or restrictions on transfer of any sort ("Liens"), except as reflected in this Agreement or any Schedule hereto, or imposed by law.

                  (e) INTANGIBLE PROPERTY. Except as listed on SCHEDULE 1.1(c), and except for the use of the name "Keithley" or "Keithley Instruments" (which are not being transferred to Buyer), no marks, service marks, trademarks, trade names, copyrights, patents or trade secrets, or licenses thereof are necessary for the operation of the business of the Product Line as it has been conducted by Seller. Except as set forth on SCHEDULE 3.1(e), the operation of the Product Line's business does not infringe, and no one has asserted to Seller that such operation infringes, and to the best knowledge of Seller no basis for any such infringement exists, any patent, patent rights, patent application, invention, trade secret, mark, service mark, trademark, trade name, copyright, or other such right or any license thereof of any other party.

                           (i) Except as set forth on SCHEDULE 3.1(e), Seller has not transferred ownership of or granted any license or right to use or authorized the retention of any rights to use any intellectual property used in the development, manufacture, sale or marketing of the Product Line or the Properties ("Intellectual Property") to any third party.

                           (ii) Except as set forth on SCHEDULE 3.1(e), no third party who has licensed Intellectual Property to the Seller has ownership rights or license rights to improvements, alterations or other modifications made by the Seller in such Intellectual Property which has been licensed to Seller.

                           (iii) SCHEDULE 3.1(e) lists all contracts, licenses and agreements between the Seller and any other third party wherein or whereby the Seller has agreed to, or assumed, any material obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Seller or such other person of another party's intellectual property.

                           (iv) Seller has taken all reasonable steps to protect the Seller's rights in confidential information and trade secrets of Seller which relate to the Properties, except for such steps, the absence of which, individually or in the aggregate, would not have a material adverse effect on the business of the Product Line or the Properties.

                           (v) No Intellectual Property or product, technology or service of Seller relating to the Product Line is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by Seller or the validity, use or enforceability of such Intellectual Property.

                           (vi) All software from and after version 3.1.1 included in the material products manufactured as part of the Product Line record, store, process, calculate and present calendar dates falling on and after (and if applicable spans of time including) January 1, 2000, and will calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as the such products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates.

                           (vii) All of the intellectual property owned by Seller and set forth on Schedule 1.1(c) is in full force, subsisting and, to the knowledge of the Company, not invalid. All necessary registration, maintenance and renewal fees in connection with such intellectual property have been paid and all current necessary documents and certificates in connection with such intellectual property have been filed with the relevant patent, copyright, trademark or other authorities in the United States, international or foreign jurisdictions, as the case may be, for the purposes of maintaining such intellectual property.

                   (f) CONTRACTS AND COMMITMENTS. SCHEDULE 3.1(f) is a complete list of all of the contracts, agreements, covenants, instruments, leases, licenses or written commitments to which Seller is a party, assignee, or transferee, which are binding on or benefiting the Product Line or its business or employees and which are material to the Product Line. All of the Transferred Contracts are valid and binding, in full force and effect (assuming that the other party thereto in each such case properly authorized by all requisite corporate (or if not a corporation, by all other requisite) action and has properly executed and delivered the Transferred Contracts) and enforceable in accordance with their respective provisions and were entered into in the ordinary course of business consistent with past practice. Seller has not assigned, mortgaged, pledged, encumbered or otherwise hypothecated any of its right, title or interest under any Transferred Contract. Seller (nor to the best knowledge of Seller and any other party thereto) is not in violation of, in default in respect of, nor has there occurred an event or condition which, with the passage of time or giving of notice (or both) would constitute a violation or default under any Transferred Contract. Copies of all of the foregoing contracts, agreements, covenants, instruments, leases, licenses or commitments which are in written form have been made available to Buyer.

                  (g) COMPLIANCE WITH LAWS. Seller has received no notice of failure to comply with any applicable law, governmental rule or regulation, judicial or administrative decision or order. Seller has obtained all licenses or permits issuable by any governmental authority which are necessary for the use of the Properties or the operation of the business of the Product Line as it has been conducted by Seller, and such licenses and permits are listed, together with the terms for which issued, on SCHEDULE 3.1(g). Except as provided on
SCHEDULE 3.1(g), no notice to, filing with or authorization, consent or approval of any governmental authority is required in connection with the consummation of the transactions contemplated by this Agreement, including the transfer and assignment to Buyer of such licenses and permits. Seller, in the operation of the Product Line, is in compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) the violation of which would have a material adverse effect on the Product Line or the Properties

                  (h) LITIGATION. Except as set forth on SCHEDULE 3.1(h), there is no claim, litigation, action, suit, proceeding, investigation or inquiry, administrative or judicial, at law, in equity or before or by any federal, state, local or other governmental authority (collectively "Actions"), pending or, to Seller's knowledge, overtly threatened against Seller relating to the Product Line or the Properties or that materially interferes with the business of the Product Line as currently conducted or that questions the validity of this Agreement. To Seller's knowledge there is no basis for any Action against Seller relating to the Product Line or the Properties or that materially interferes with the business of the Product Line as currently conducted or that questions the validity of this Agreement.

                  (i) AUTHORIZATION OF AGREEMENT; NO CONFLICT.

                           (i) Seller has all requisite power and authority to enter into, execute and deliver this Agreement, fulfill its obligations hereunder and consummate the transactions contemplated hereby; such execution and delivery, performance of obligations and consummation of the transactions have been duly authorized and approved by all requisite corporate action by or in respect of Seller; and this Agreement constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms.

                           (ii) Except as set forth on SCHEDULE 3.1(I), neither the execution and delivery of this Agreement, the performance by Seller of its obligations hereunder nor the consummation of the transactions contemplated hereby will conflict with, result in a breach of, constitute a breach of or default under or conflict with the Articles of Incorporation or Code of Regulations of Seller or any law, rule, judgment, writ, order, decree, regulation, material agreement (including those set forth on Schedule 1.1(d)), deed, material contract, mortgage, material instrument, indenture, or material commitment to which Seller is a party or by which Seller or any of its properties and assets, is bound.

                  (j) EMPLOYEE BENEFIT PLANS; ERISA. SCHEDULE 3.1(J) lists the employee benefit plans (including welfare plans) maintained by Seller for the benefit of Seller's employees working on or otherwise affiliated with the Product Line. None of such plans or assets related thereto are being sold or assigned to Buyer hereunder. No liability with respect to such employee benefit plans will be imposed on Buyer.

                  (k) LABOR MATTERS. Seller is not a party to any collective bargaining agreement with respect to employees of the Product Line, and no notice has been received by Seller of an election petition or claim alleging the representation of a majority of the employees of the Product Line having been filed with the National Labor Relations Board or with any executive officer of Seller, nor to the best knowledge of Seller does a basis for such notice exist. Seller is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and Seller has not been and is not engaged in any unfair labor practice as defined in the National Labor Relations Act, as amended, the violation of which could have a material adverse effect on the Properties or the business of the Product Line.

                  (l) INVENTORY. All items included in the Inventory are (i) of good and standard quality, (ii) in the case of raw materials, usable in the normal process of producing finished products being produced by the Product Line, (iii) in the case of finished products, fit for the purpose for which they were made and salable in the ordinary course of business, and (iv) contain no obsolete items, except for items of obsolete material and materials below standard quality which have been written down to net realizable market value or have been reserved for in the Financial Statement (which reserve has been determined in accordance with generally accepted accounting principles).

                  (m) PRODUCT WARRANTY CLAIMS. SCHEDULE 3.1(m) sets forth a list of frequently occurring product warranty issues relating to the Product Line.

                  (n) DISTRIBUTORS, CUSTOMERS, SUPPLIERS. SCHEDULE 3.1(n) sets forth a complete and accurate list of (i) the ten largest distributors for the products of the Product Line in the preceding 12 months, indicating the specific product, existing contractual arrangements, if any, with each such distributors and the volume of products distributed, (ii) the ten largest customers (by dollar volume) of the Product Line during the preceding 12 months, indicating the existing contractual arrangements with each such customer by product and
(iii) the ten largest suppliers of materials or services to the Product Line in the preceding 12 months, indicating the contractual arrangements for continued supply from such person.

                  (o) ABSENCE OF CERTAIN CHANGES. Except as disclosed on
SCHEDULE 3.1(o) since September 30, 1998, the business relating to the Product Line has been conducted only in the ordinary course consistent with past practice, and, with respect to the business relating to the Product Line and the Properties, there has not been:

                           (1) Any change in its condition (financial or otherwise), assets, liabilities, earnings, business or operations, other than changes in the ordinary course of business consistent with past practice and certain bonuses and other arrangements negotiated with senior executives working on the Product Line in connection this transaction, none of which either singly or in the aggregate has been materially adverse to the performance of the business of the Product Line.

                           (2) Any damage, destruction, casualty or other similar occurrence or event (whether or not insured against) which either singly or in the aggregate materially adversely affects its assets, liabilities, earnings, business or operations.

                           (3) Any Lien on any of the properties or assets used in the Product Line.

                           (4) Any sales, transfers, licenses or other dispositions of any of the assets used in the Product Line (including, without limitation, the Properties listed on
                                    Schedule 1.1(c)) in excess of $10,000 in the aggregate, except inventory sold and accounts receivable collected in the ordinary course of business consistent with past practice.

                           (5) Any actions outside of the ordinary course of business or inconsistent with past practice by Seller regarding the Product Line to accelerate the collection of accounts receivable to the Closing Date which would in the ordinary course occur after the Closing Date.

                           (6) Any change from Seller's past practice relating to the Product Line regarding the incurrence and timing of payment of trade payables.

                           (7) Cancellation, waiver or release by Seller regarding the Product Line of any debts, rights or claims, except in each case with respect to customer accounts in the ordinary course of business consistent with past custom and practices.

                           (8) Modification, amendment or termination of any material Transferred Contract, other than expiration of Transferred Contracts in accordance with their terms.

                           (9) Loss or material adverse modification of the Seller's relationship with any material customer or supplier relating to the Product Line, or receipt of notification to such effect.

                           (10) Change in accounting principles, methods or practices (including without limitation any change in depreciation or amortization policies or rates) utilized by Seller regarding the Product Line.

                           (11) Capital expenditures or commitments therefor by Seller regarding the Product Line in excess of an aggregate of $20,000.

                           (12) No liabilities incurred in excess of $10,000 in any individual instance, except in the ordinary course of business.

                           (13) Any increase in compensation paid to employees working on the Product Line, except in the ordinary course of business, consistent with past practice.

                           (14) Any claim of wrongful discharge or other unlawful labor practice or action.

                  (p) CUSTOMER INFORMATION. Seller has sole and exclusive ownership, free and clear of any Liens, of all of its internal records relating to customers of the Product Line ("Customer Information"). No third party other than Seller possesses any claims or rights with respect to use of the Customer Information.

                  (q) TAX AND OTHER RETURNS AND REPORTS.

                           (1) DEFINITION OF TAXES. For the purposes of this
Agreement, "Tax" or , collectively, "Taxes", means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions, and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

                           (2) TAX RETURNS AND AUDITS. To the extent the failure
to do so would adversely affect Seller's ability to deliver to Buyer free and clear title to the Properties, Seller has filed within the time period for filing or any extension granted with respect thereto, all federal, state, local, foreign and other returns, estimates and reports ("Returns") which it is required to file relating or pertaining to any and all Taxes attributable to, levied or imposed upon, or incurred in connection with the Properties and each portion of any Tax Return pertaining or related to the Properties is true and correct and has been completed in accordance with applicable law. To the extent the failure to do so would adversely affect Seller's ability to deliver free and clear title to the Properties, Seller has paid all Taxes relating to all the Properties and has withheld with respect to its employees and paid to the appropriate taxing authority all federal, state and local income taxes, FICA, FUTA and any other Taxes required to be withheld with respect to the Properties.

                  (r) BROKERS. With the exception of Alliant Partners ("Alliant"), the transactions contemplated hereby were not submitted to either Buyer or Seller by any broker or other person entitled to a commission, finder's fee or like payment thereon, and were not, with the consent of either Buyer or Seller, submitted to Buyer by any broker or other person, and neither the actions of Buyer or Seller have given rise to any valid claim by any person (other than Alliant) for a commission, finder's fee or like payment against any of the parties hereto.

                  (s) EXCLUDED ASSETS. Except as set forth on Schedule 3.1(s), and except for items supplied pursuant to the Supply Agreement and transition services contemplated by Section 5.7, the Properties constitute all of the properties, assets and rights necessary to conduct the business of the Product Line as the same has been conducted by Seller.

                  SECTION 3.2. SURVIVAL OF WARRANTIES. Notwithstanding any investigation made by Buyer or any representative thereof with respect to the subject matter of any representation or warranty of Seller, all of the representations and warranties set forth in Section 3.1 shall survive the consummation of any and all transactions contemplated hereby for a period of one year from and after the Closing Date, except only for the representations and warranties as to title to the Properties set forth in Section 3.1(e), which shall survive indefinitely; provided, however, that if Seller receives notice from Buyer of a breach of a warranty or representation within such one-year period, such warranty or representation shall survive until all disputes with respect to such breach are settled.


                                   ARTICLE IV
                                   ----------

                     REPRESENTATIONS AND WARRANTIES OF BUYER
                     ---------------------------------------

                  SECTION 4.1. Buyer hereby represents and warrants to Seller that:

                  (a) CORPORATE STATUS. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. At the Closing, Buyer will be duly qualified as a foreign corporation authorized to transact business in the State of Ohio.

                  (b) AUTHORIZATION OF AGREEMENT. Buyer has all requisite power and authority to enter into, execute and deliver this Agreement, fulfill its obligations hereunder and consummate the transactions contemplated hereby; such execution and delivery, performance of obligations and consummation of the transactions have been duly authorized and approved by all requisite corporate action by or in respect of Buyer; and this Agreement constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms.

                  SECTION 4.2. SURVIVAL OF WARRANTIES. Notwithstanding any investigation made by Seller or any representative thereof with respect to the subject matter of any representation or warranty of Buyer, all of the representations and warranties set forth in Section 4.1 shall survive the consummation of any and all transactions contemplated hereby for a period of one year from and after the Closing Date; provided, however, that if Buyer receives notice from Seller of a breach of a warranty or representation within such one-year period, such warranty or representation shall survive until all disputes with respect to such breach are settled.


                                    ARTICLE V
                                    ---------

                      CERTAIN COVENANTS AND ACKNOWLEDGMENTS
                      -------------------------------------

                  SECTION 5.1. TREATMENT OF CERTAIN EXPENSES. The parties hereto shall each pay their own costs and expenses incurred in connection with the transactions contemplated hereby, including without limitation the fees and expenses of their respective counsel, consultants and accountants. All wages, bonuses, sales commissions, accrued vacation pay, severance payments and any and all other obligations owing from Seller to any of its employees who enter Buyer's employ, will to the extent possible be paid in full as of the Closing Date or prorated and adjusted with Buyer as of the commencement of business on the Effective Date (such time the "Adjustment Date"). All rents, prepaid accounts, telephone, heat, power and water bills, taxes and assessments and other such operating expenses of the Product Line shall be prorated as of the Adjustment Date and settled as soon as practicable thereafter.

                  SECTION 5.2. NONCOMPETITION. Seller agrees that for a period of five years from and after the Closing Date, neither it nor its subsidiaries will (i) directly or indirectly engage in any manner or capacity, including as principal, agent, partner, officer, director, employee or shareholder of, or consultant or adviser to, any corporation, firm or other entity, in any business which directly competes with the business of the Product Line as currently conducted; (ii) solicit any present or past customer of the Product Line as determined as of the Closing Date; or (iii) take any action which would induce any employee or representative of Seller not to become or continue as an employee or representative of Buyer during such five-year period. If the scope of any restriction contained in this Section 5.2 is too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law, and the parties hereto consent and agree that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

                  Seller acknowledges and agrees that Buyer's remedy at law for any breach of any obligations under this Section 5.2 would be inadequate, agrees that temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision of this Section 5.2 without the necessity of proof of actual damage and hereby consents to such grant in such event; provided, however, that any such injunctive relief shall not be the exclusive remedy available to Buyer in the event of any such breach.

                  SECTION 5.3. BONUSES TO EMPLOYEES. Buyer shall pay to each of the employees set forth on SCHEDULE 5.3(a) (the "Key Employees") the bonus set forth next to such Key Employee's name on SCHEDULE 5.3(a). Such bonus shall be paid to each Key Employee upon commencement of employment with Buyer and shall be treated as an interest free loan to each such Key Employee, which shall be forgiven on the second anniversary of such Key Employee's employment with Buyer, provided such Key Employee has not voluntarily terminated their employment with Buyer prior to such second anniversary. In the event any Key Employee listed on SCHEDULE 5.3(a) declines to accept employment with Buyer, the amount to be paid to such Key Employee by Seller shall, as agreed by Buyer and Seller, either be allocated and paid to one or more of the other Key Employees listed on SCHEDULE 5.3(a), or be paid as a retention bonus to that Key Employee or an employee of Seller who Buyer wishes to employ.

                  SECTION 5.4. RETENTION OF KEY EMPLOYEES. If, during the one-year period from and after the Closing any Key Employee indicates to Buyer that such Key Employee is considering voluntarily terminating his employment with Buyer, Buyer shall immediately notify Seller. In such event Seller shall enter into discussions with such Key Employee and Buyer shall cooperate in good faith with Seller to resolve issues relating to such Key Employee's desire to terminate his employment with Buyer. If Seller determines in its reasonable judgment after consultation with Buyer that, but for the payment of an additional bonus, a Key Employee will terminate his employment with Buyer, Buyer shall pay such Key Employee a bonus and Seller shall reimburse Buyer the amount of such bonus. If, notwithstanding such discussions, such Key Employee voluntarily terminates his employment with Buyer (or voluntarily terminates his employment with Buyer with no prior notice to Buyer), Seller shall pay Buyer the amount set forth next to such Key Employee's name on SCHEDULE 5.4. In no event shall Seller under any circumstances be required to pay Buyer more than an aggregate of $450,000 (measured on a cumulative basis) to satisfy Seller's obligations under this Section 5.4. Buyer shall treat the Key Employees on a basis consistent with other employees of Buyer with positions of similar responsibility and compensation. Nothing in this Section 5.4 will be deemed to alter the at-will employment status of the Key Employees.

                  SECTION 5.5. WARRANTY WORK. If following the Closing, Buyer incurs actual costs related to Seller's express warranties or retrofits or upgrades (including, but not limited to software version 3.1.1) on products manufactured and sold (or otherwise transferred) pursuant to the Product Line prior to the Closing Date other than such costs as are part of the Assumed Liabilities, Buyer shall deliver to Seller a certificate setting forth in reasonable detail the work performed and Buyer's actual cost in performing such work (the "Warranty Certificate"). Upon Seller's reasonable request, Buyer shall provide Seller with documentation substantiating the items set forth on the Warranty Certificate. Within 15 days after receipt of the Warranty Certificate, Seller shall deliver to Buyer the amount of Buyer's actual cost set forth on the Warranty Certificate.

                  SECTION 5.6. NOTICES AND CONSENTS. Seller will give any notices to third parties, and will use its reasonable efforts to obtain any third party consents, that are required to transfer the Properties to Buyer.

                  SECTION 5.7. TRANSITION SERVICES.

                  (a) Seller shall provide to Buyer all reasonable transition services needed to transition the business operations of the Product Line from Seller to Buyer ("Transition Services"). Transition Services will be solely at the direction of the Buyer and may include (but not limited to) the services set forth on SCHEDULE 5.7. Except as otherwise noted on SCHEDULE 5.7, the Transition Services shall be of the type, kind, quality and amount, and at the level of use maintained by the Seller prior to and at the Closing Date. Seller hereby represents to Buyer that the Transition Services shall be performed in a manner of like kind, quality and care as performed by Seller for the operation of the business of the Product Line prior to and at the Closing Date. In addition to the Transition Services described on SCHEDULE 5.7, the parties further agree that if additional transition services ("Additional Services") not contemplated by this Agreement should be required by Buyer, and Seller agrees to provide such services, then such Additional Services, as may be identified and at the price mutually agreed upon in writing by the parties, shall be provided to Buyer. Buyer and Seller shall document the inclusion in this Agreement of such Additional Services hereunder by an amendment, letter agreement, or memorandum signed by duly authorized representatives of both parties, referencing and incorporating (unless the parties agree otherwise in such document) this Agreement, as appropriate and agreed upon by the parties. Unless otherwise specifically agreed, Buyer may terminate any Transition Service or a portion thereof at any time by giving written notice to Seller no less than thirty (30) days before the date Buyer wishes to terminate such Transition Service.

                  (b) Buyer will pay Seller for the Transition Services as set forth on SCHEDULE 5.7.

                  SECTION 5.8. COLLECTION OF ACCOUNTS RECEIVABLE. Until February 28, 1999, Buyer shall use all reasonable efforts to support and assist Seller in the collection of accounts receivable relating to the Product Line.

                  SECTION 5.9. DELIVERY OF NET ASSET SUMMARY. On or before November 18, 1998, Seller shall deliver to Buyer a summary of net assets of the Product Line as of October 31, 1998, prepared on a basis consistent with the September 30, 1998 Net Asset Summary.

                  SECTION 5.10. BROKER. Seller has utilized the services of Alliant in connection with the transaction contemplated by this Agreement, and Seller agrees that it shall pay any and all commissions, finder's fees or like payments due to Alliant in connection with such services.

                  SECTION 5.11. DELIVERIES TO IBM. Under the IBM Agreement (as defined in Section 7.5), Buyer and Seller acknowledge and agree that Seller is obligated to provide IBM with a parametric testing unit, and Seller agrees to so provide IBM with such a unit. Buyer and Seller further acknowledge and agree that under the IBM Agreement, IBM is entitled to receive, at IBM's election, either a second parametric testing unit, or a Quantox unit. If IBM elects to receive a second parametric testing unit, Seller shall provide such a unit to IBM at Seller's expense, and if IBM elects to receive another Quantox unit, Buyer shall provide such a unit to IBM at Buyer's expense.

                  SECTION 5.12. CONSENTS TO ASSIGNMENT. Notwithstanding anything to the contrary in this Agreement, to the extent that the assignment hereunder of any item falling within the purview of Section 1.1 of this Agreement, which would be otherwise assignable hereunder as part of the Properties, shall require the consent of any other party (or in the event that any of the same shall be nonassignable), neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution thereof or the acceleration of obligations thereunder; provided, however, that in each such case, Seller shall use all reasonable efforts to obtain prior to the Closing the written consent of such other party to such assignment to Buyer where such assignment may be made if such consent is obtained. If such consent is not obtained prior to Closing and Buyer waives in writing the requirement that it be obtained, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits under any such lease, agreement, contract, contractual right, claim, or the like, as the case may be, including enforcement, for the account and benefit of Buyer, of any and all rights of Seller against any other person arising out of the breach or cancellation by such other person or otherwise.

                  SECTION 5.13. At the reasonable request of Buyer, Seller shall enforce (by way of legal proceedings or otherwise) all of its rights under any agreement or other arrangement which is not a Transferred Contract, the subject of which relates to the confidential or proprietary nature of the Properties. Buyer shall be responsible for all reasonable attorneys fees and other reasonable costs relating to such enforcement. At the reasonable request of Seller, Buyer shall enforce (by way of legal proceedings or otherwise) all of its rights under any Employee Proprietary Information and Inventions Agreement between Buyer and any former employee of Seller.


                                   ARTICLE VI
                                   ----------

                             CLOSING OF TRANSACTIONS
                             -----------------------

                  SECTION 6.1. THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") and all deliveries to be made at such time shall take place on the date determined in accordance with this Section (the "Closing Date") at the offices of Baker & Hostetler, 3200 National City Center, Cleveland, Ohio 44114, at 10:00 a.m., local time, or at such other place, date or time as may be agreed in writing by Seller and Buyer. Unless otherwise agreed, the Closing Date shall be November ___, 1998, to be effective at 11:59 p.m. October 31, 1998, or by mutual agreement before such date. The parties agree to use all reasonable efforts to close as soon as possible.

                  SECTION 6.2. DELIVERIES AT CLOSING.

                  (a) DELIVERIES BY SELLER. At the Closing, Seller shall execute and deliver to Buyer:

                           (i) A General Conveyance, Assignment and Bill of Sale, such documents conveying, transferring and assigning to Buyer all of the Properties free and clear of any defects, security interests, liens, encumbrances, charges and equities whatsoever, except for any expressly assumed or agreed to by Buyer in writing;

                           (ii) A certificate of Seller's president or Chairman to the effect that the conditions set forth in Sections 7.1, 7.2, 7.3,
         7.4 and 7.5 of this Agreement have been satisfied;

                           (iii) Where appropriate, any other separate instruments of sale, assignment or transfer, in form suitable for filing or recording with any appropriate office or agency, for various items of the Properties where the same are necessary or desirable in order to vest or evidence title thereto in Buyer.

                           (iv) The Supply Agreement (as defined in Section
         7.7);

                           (v) Fully executed assignments, in substantially the form attached hereto as Exhibit 6.2(a)(v);

                           (vi) The Escrow Agreement; and

                           (vii) The opinion of Baker & Hostetler LLP.

At or after the Closing, at any time and from time to time, Seller shall also execute and deliver, at Buyer's expense such further instruments of conveyance, sale, assignment or transfer, and shall take or cause to be taken such other or further actions, as Buyer may reasonably request, in order to vest, confirm or evidence in Buyer title to all or any part of the Properties.

                  (b) DELIVERIES BY BUYER. At the Closing, Buyer shall execute, or endorse, and deliver to Seller:

                           (i) The Purchase Price;

                           (ii) A certificate of Buyer's Vice-President of Finance to the effect that the conditions set forth in Sections 8.1 and
         8.2 of this Agreement have been satisfied;

                           (iii) The Supply Agreement; and

                           (iv) The Escrow Agreement


                                   ARTICLE VII
                                   -----------

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
                  --------------------------------------------

                  The obligations of Buyer to be performed at the Closing shall be subject to the satisfaction at or before the Closing of all of the following conditions (unless waived by Buyer in writing) and Seller shall use all reasonable efforts to assure that such conditions shall be satisfied:

                  SECTION 7.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in Section 3.1 of this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such date.

                  SECTION 7.2. PERFORMANCE. Seller shall have, in all material respects, performed and complied with, or caused the performance of and compliance with, all obligations under this Agreement which are to be performed or complied with by it or on its behalf at or prior to the Closing.

                  SECTION 7.3. LITIGATION. There shall be no pending or threatened claim, litigation, action, suit, proceeding, investigation or inquiry, judicial or administrative (i) which, if adversely determined, would materially and adversely affect the Properties or the assets, financial condition, results of operation or business of the Product Line, or (ii) which has been brought or overtly threatened for the purpose of enjoining or preventing the consummation of this Agreement or the transactions contemplated hereby, which otherwise claims that this Agreement or the consummation of the transactions contemplated hereby is improper or which asserts that Buyer would be liable as a transferee of the Properties to any creditor or creditors of Seller or any affiliate of Seller.

                  SECTION 7.4. NO MATERIAL ADVERSE EFFECT. Neither the Properties nor the business of the Product Line shall have been materially adversely affected as a result of any change, occurrence, circumstance, condition, loss, damage or destruction of any character, or any combination thereof, and there shall exist no change, occurrence, circumstance, condition, loss, damage or destruction (whether or not covered by insurance) of any character, or any combination thereof, which might reasonably be expected to result in any such material adverse effect.

                  SECTION 7.5. CONTACTLESS TESTING TECHNOLOGY LICENSING AGREEMENT. International Business Machines Inc. ("IBM") shall provide prior written consent to the assignment of the Contactless Testing Technology Licensing Agreement between IBM and Keithley effective as of May 26, 1994, as amended June 25, 1996 and September 12, 1998 (the "IBM Agreement") to Buyer.

                  SECTION 7.6. DELIVERIES AT CLOSING. The deliveries to be made at the Closing as provided in Section 6.2(a) shall have been completed.

                  SECTION 7.7. SUPPLY AGREEMENT. The parties shall have entered into a Supply Agreement (the "Supply Agreement") in substantially the form attached hereto as EXHIBIT 7.7 pursuant to which Seller shall provide Buyer with certain finished instruments. Seller shall be reimbursed its out-of-pocket expenses incurred in providing such services, but shall not charge Buyer any other fees or amounts for such services.

                  SECTION 7.8. TRANSITION OF EMPLOYEES. Seller will assist Buyer in transitioning certain key employees to the employ of Buyer and in providing support services for employees who elect not to relocate with Buyer.


                                  ARTICLE VIII
                                  ------------

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER
                  ---------------------------------------------

                  The obligations of Seller to be performed at the Closing shall be subject to the satisfaction at or before the Closing of the following conditions (unless waived by Buyer in writing) and Buyer shall use all reasonable efforts to assure that such conditions shall be satisfied:

                  SECTION 8.1. REPRESENTATIONS AND WARRANTIES. Buyer's representations and warranties contained in Section 4.1 of this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such date.

                  SECTION 8.2. PERFORMANCE. Buyer shall have, in all material respects, performed and complied with, or caused the performance of or compliance with, its obligations under this Agreement which are to be performed or complied with by it or on its behalf at or prior to the Closing.

                  SECTION 8.3. LITIGATION. At the Closing, there is no pending or overtly threatened claim, litigation, action or proceeding, judicial or administrative, against Buyer for the purpose of enjoining or preventing the consummation of this Agreement or otherwise claiming that this Agreement or the consummation hereof is improper.

                  SECTION 8.4. CONTACTLESS TESTING TECHNOLOGY AGREEMENT. IBM shall provide prior written consent to the assignment of the Contactless Testing Technology Agreement to Buyer.

                                   ARTICLE IX
                                   ----------

                                    INDEMNITY
                                    ---------

                  SECTION 9.1. INDEMNITY. Seller, on the one hand, and Buyer, on the other, agree to hold harmless and indemnify the other, the other's respective shareholders, directors, officers, employees, representatives, successors and assigns and, in the case of Seller's indemnity, the Properties, from and against any claim, loss, damage, and, on the part of Seller, any liability that is not an Assumed Liability, and on the part of Buyer, any Assumed Liability, expense or cost of any kind or amount whatsoever, including without limitation attorneys' fees incurred either before or after the date hereof, which results from or arises out of any breach of or default under any representation, warranty, covenant or agreement made by or on behalf of the indemnifying party in this Agreement, in any Schedule or Exhibit hereto or in any certificate or other agreement or document furnished or to be furnished by or on behalf of the indemnifying party under this Agreement or in connection with the transactions contemplated hereby. Both parties hereto acknowledge and agree that the indemnification provided in this Agreement is intended to provide Buyer a right to be made whole by Seller for any of Seller's breaches of any representation or warranty contained herein whether or not a claim has been asserted by a third party.

                  SECTION 9.2. DETERMINATION OF VALID CLAIM. Subject to Section
9.3 of this Agreement, in the event that any party hereto asserts a claim for indemnification hereunder, such claimant shall give written notice to the indemnifying party specifying the nature and the amount, if known, of the claim asserted. If the indemnifying party, within a period of 90 days after the mailing of such notice by such claimant, shall not give written notice to such claimant announcing its intent to contest such claimant's assertion, such assertion shall be deemed accepted and the amount of such claim shall be deemed a valid claim and paid promptly by the indemnifying party.

                  SECTION 9.3. RIGHT TO CONTEST CLAIMS OF THIRD PERSONS.

                  (a) If a party hereto asserted a claim for indemnification hereunder because of the assertion of a claim by any third person not a party to this Agreement (a "Third Party Claim"), the party asserting such claim shall give the other indemnifying party reasonably prompt notice, but in no event more than ten business days after said assertion is actually known to such claimant party. The indemnifying party shall have the right, using counsel reasonably satisfactory to the claimant, to investigate, secure, contest, or settle the claim alleged by such third person (hereinafter called a "contest"), provided that the claimant party may participate voluntarily, at its own expense, in any such contest through representatives and counsel of its own choice, and, provided further, that any such action by the indemnifying party relating to the contest shall be without prejudice to the claimant party.

                  (b) Except as provided otherwise in the immediately preceding sentence, the indemnifying party shall bear all costs of such contest and shall indemnify and hold the claimant party harmless from all costs, fees, and expenses of such contest. The parties hereto shall make mutually available to each other all relevant information in their possession relating to any such contest and shall cooperate in the defense thereof.

                  (c) Any indemnifying party will have the right to defend the indemnified party against the Third Party Claim with counsel of its choice reasonably satisfactory to the indemnified party so long as (A) the indemnifying party notifies the indemnified party in writing within 15 days after the indemnified party has given notice of the Third Party Claim that the indemnifying party will indemnify the indemnified party from and against the entirety of any losses the indemnified party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the indemnifying party provides the indemnified party with evidence reasonably acceptable to the indemnified party that the indemnifying party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, and (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the indemnified party, likely to result in a material restriction upon the business practices of the indemnified party in respect of the Properties, and (E) the indemnifying party conducts the defense of the Third Party Claim actively and diligently.

                  (d) So long as the indemnifying party is conducting the defense of the Third Party Claim in accordance with Section 9.3(c) above, (A) the indemnified party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the indemnified party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the indemnifying party (which consent shall not unreasonably be withheld), and (C) the indemnifying party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim unless written agreement is obtained releasing the indemnified party from all liability thereunder and the indemnified party provides its written consent, which consent shall not be unreasonably withheld. The indemnified party shall cooperate in all reasonable respects with the indemnifying party and any attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.

                  (e) In the event any of the conditions in Section 9.3(c) above is or becomes unsatisfied, however, (A) the indemnified party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the indemnified party need not consult with, or obtain any consent from, an indemnifying party in connection therewith), (B) the indemnifying party will reimburse the indemnified party promptly and periodically for the costs of defending against the Third Party Claim (including attorneys' fees and expenses), and (C) the indemnifying parties will remain responsible for any losses the indemnified party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 9

                  SECTION 9.4. LIMITS ON INDEMNIFICATION. Notwithstanding any provisions of Section 9.1, Buyer shall have no right to make a claim thereunder except for the amount by which the aggregate of all claims thereunder, which have not theretofore been reimbursed to Buyer, and which Buyer would have been entitled to assert against Seller absent this Section 9.4 exceeds $50,000, provided that in no event shall Seller reimburse Buyer for any amounts exceeding $3,250,000, and further provided that: (a) any liability of Seller imposed on Buyer (other than any Assumed Liability); and (b) any liability of Seller under
Section 5.3, 5.4 and 5.5 shall not be subject to the foregoing limitations. In no event shall Buyer reimburse Seller pursuant to this Article IX for any amounts exceeding $3,250,000 provided that: (a) any liability imposed on Seller due to Buyer's failure to perform the Assumed Liabilities; and (b) any liability of Buyer for payments for Transition Services shall not be subject to the foregoing limitation. If Buyer or Seller have knowledge of a claim under this
Article IX and close the transactions contemplated hereby despite such knowledge, Buyer or Seller, as the case may be, shall be deemed to have waived such claim and Seller shall have no liability therefor.


                                    ARTICLE X
                                    ---------

                               GENERAL PROVISIONS
                               ------------------

                  SECTION 10.1. NOTICES. Any notice or other communication required or permitted to be given under this Agreement shall be deemed to have been effectively given and made if in writing and if served either by personal delivery (including without limitation by air courier service) to the party for which it is intended or by being deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, addressed as follows:

         SELLER:

                  Keithley Instruments, Inc.
                  28775 Aurora Rd.
                  Cleveland, Ohio 44139
                  Attention:  Joseph P. Keithley, President and
                              Chief Executive Officer

                  with a copy to:

                  Baker & Hostetler LLP
                  3200 National City Center
                  Cleveland, Ohio 44114
                  Attention:  James B. Griswold, Esq.

         BUYER:

                  KLA-Tencor Corporation
                  160 Rio Robles
                  San Jose, California  95134
                  Attention:  Lisa C. Berry, Vice President and
                              General Counsel

                  with a copy to:

                  Wilson Sonsini Goodrich & Rosati
                  650 Page Mill Road
                  Palo Alto, California  94304
                  Attention:  Judith Mayer O'Brien, Esq.

or addressed to such other single address in the United States of a party as such party may specify to the others by notice in writing given as provided in this Section 10.1.

                  SECTION 10.2. KNOWLEDGE. The terms "To Seller's knowledge," "Seller has no knowledge," "Seller has no reason to believe," and other similar terms when used herein shall mean the actual knowledge of Ronald Rebner, Gabe Rosica, John Bickley, Geri Corrado or Tom Mego.

                  SECTION 10.3. ENTIRE AGREEMENT. This Agreement, the Schedules and Exhibits hereto, the agreements expressly referred to herein and any agreement making specific reference to this Agreement embody the entire agreement and understanding of the parties hereto with respect to the subject matter herein contained, supersede all prior agreements and understandings relative to the subject matter hereof, and this Agreement may not be changed, modified, terminated or discharged, in whole or in part (other than in accordance with the respective terms hereof), except by a writing executed by the parties hereto. No waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented to such waiver.

                  SECTION 10.4. BINDING EFFECT. This Agreement and the various rights and obligations arising hereunder shall be binding upon and inure to the benefit of Seller and Buyer and their respective transferees, successors and permitted assigns. Except as provided otherwise in the immediately preceding sentence, nothing herein, express or implied, is intended or shall be construed to confer upon or to give to any person, corporation, firm or legal entity other than the parties hereto, any rights, remedies or other benefit. Neither this Agreement nor any right, title and interest herein of either party shall be assignable (by operation of law or otherwise) except with the prior written consent of the other party.

                  SECTION 10.5. GOVERNING LAW. This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

                  SECTION 10.6. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  SECTION 10.7. CAPTIONS. The captions in this Agreement are included for purposes of convenience only and shall not be considered a part of this Agreement in construing or interpreting any provision hereof.

                  SECTION 10.8. INVALIDITY. The invalidity or unenforceability of any term or provision of this Agreement, or the application of such term or provision to any person or circumstances, shall not impair or affect the remainder of this Agreement and its application to other persons and circumstances, and the remaining terms and provisions hereof shall not be invalidated but shall remain in full force and effect.

                  SECTION 10.9. GENDER AND NUMBER. Whenever the context requires, words used in the singular shall be construed to mean or include the plural and vice versa, and pronouns of any gender shall be deemed to mean or include any other gender or genders.

                  SECTION 10.10. TERMINATION. This Agreement may be terminated and canceled at any time prior to the Closing:

                  (a) By mutual agreement of the parties; or

                  (b) By either Buyer or Seller upon written notice to the other if (i) any of the representations or warranties of the other party contained herein shall prove to be inaccurate, untrue or incomplete in any material respect or (ii) any obligation, term or condition to be performed, kept or observed by such other party hereunder has not been performed, kept or observed in any material respect at or prior to the time specified herein. In the event that such notice is given, the party or parties receiving such notice shall have 30 days within which to cure the specified defect before this Agreement may be terminated or canceled; or

                  (c) By Buyer in the event of materially adverse loss or damage to, or condemnation of the Properties, or of any real property in respect of which Seller has a leasehold interest, which loss, damage or condemnation is not recovered, restored or revoked, as the case may be, within 15 days, it being understood that none of the risk of any such loss, damage or condemnation prior to the Closing of the transactions contemplated hereby shall be borne by Buyer; or

                  (d) By either party if the Closing has not taken place by the close of business on November 9, 1998.

                  SECTION 10.12. PUBLIC ANNOUNCEMENT. All press releases and other public announcements of the transactions contemplated herein to be made by either party hereto shall be subject to the prior review and approval of the other; provided, however, that no such review and approval shall be required with respect to any public announcement by Seller deemed by its counsel to be required under state or federal securities laws, which Seller shall provide to Buyer at a reasonable time prior to disclosure.

                  SECTION 10.13 NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

                  SECTION 10.14 CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. For purposes of the Schedules, any item disclosed on any Schedule hereto shall be deemed disclosed on each schedule hereto to which such item reasonably relates. The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

                  SECTION 10.15. INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                            SELLER:

                            KEITHLEY INSTRUMENTS, INC.


                            By  Joseph P. Keithley
                                ------------------------------------------------
                            Its Chairman, President and Chief Executive Officer
                                ------------------------------------------------

                            BUYER:

                            KLA-TENCOR CORPORATION


                            By  Jon M. Tompkins
                                ---------------------------------------
                            Its
                               ----------------------------------------

INDEX OF SCHEDULES NOT FILED WITH THE ASSET PURCHASE AGREEMENT:

Schedule 1.1(a) - Assets
Schedule 1.1 (b) - Assets
Schedule 1.1 (c) - Assets
Schedule1.1(d) Rights and benefits under all contracts
Schedule 1.1 (e) - Assets
Schedule 1.1 (f) - Assets
Schedule 1.1 (g) - Licenses
Schedule 1.1 (s) - Excluded Properties
Schedule 2.2 - Assumption of certain liabilities
Schedule 2.3 - Allocation of Purchase Price
Schedule 3.1 (e) - Intangible Property
Schedule 3.1 (f) - Contracts and Commitments
Schedule 3.1 (g) - Compliance with laws
Schedule 3.1 (h) - Litigation
Schedule 3.1 (i) - Authorization of Agreement; No Conflict
Schedule 3.1 (j) - Employee Benefit Plans, ERISA
Schedule 3.1 (m) - Product warranties; defect; liability
Schedule 3.1 (n) - Distributors, Customers, Suppliers
Schedule 3.1 (o) - Certain Changes
Schedule 3.1 (s) - Excluded Assets
Schedule 5.3 - Employee Bonuses
Schedule 5.4 - Retention of Employees
Schedule 5.7 - Transition Services



The company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.